Exhibit 99.1

PREMIERWEST BANCORP

ANNOUNCES SECOND QUARTER RESULTS

MEDFORD, OREGON—July 26, 2011: PremierWest Bancorp (NASDAQ:PRWT) announced results for the second quarter ending June 30, 2011, as follows:

•        Net loss of $2.7 million, or $0.27 per share, after no loan loss provision and net OREO and foreclosed asset expenses of $4.4 million. This compares to a net loss of $7.4 million, or $0.74 per share, after $6.3 million in loan loss provision and net OREO and foreclosed asset expenses of $2.1 million for first quarter 2011.

•        Reduction of non-performing assets by $19.5 million, or 14.0 percent, to $120.1 million or 9.1 percent of total assets compared to $139.6 million or 10.2% of total assets at March 31, 2011.

•        Decrease in net charge-offs to $4.9 million, compared to $8.5 million at March 31, 2011.

•        Reduction in adversely classified loans by $42.4 million, or 17.0% to $207.0 million, compared to $249.5 million at March 31, 2011.

•        Drop in loans past due 30 – 89 days to $2.8 million or 0.32% of total loans, down from $7.1 million or 0.77% at March 31, 2011.

•        No provision for loan losses recorded in the current quarter versus $6.3 million for the first quarter 2011, due to improvement in credit metrics. Loan loss reserve was $28.4 million, or 3.22% of gross loans, compared to $33.4 million, or 3.62%, at March 31, 2011.

Management continued to execute strategies that have resulted in strengthening of the Company’s performance, including:

•         Improvement in the Bank’s total risk-based and leverage capital ratios to 12.65% and 8.71%, respectively, at June 30, 2011, up from 12.51% and 8.59% at March 31, 2011.

•         Expansion of net interest margin to 3.99% (after excluding one-time receipt of $0.6 million in default interest), up from 3.83% for the quarter ended March 31, 2011.

•         Growth in non-interest bearing demand deposits by $8.4 million to $260.9 million, or 22.2% of total deposits, up from $252.6 million, or 20.5% of total deposits at the preceding quarter-end.

James M. Ford, PremierWest’s President & Chief Executive Officer, observed, “Despite the continued economic difficulties, I am pleased with the progress made in second quarter 2011. We narrowed our loss for the quarter and continued to achieve meaningful reductions in nonperforming and adversely classified assets. This quarter represents the fourth consecutive period of declines in adversely-classified loans. It was gratifying to see that a good portion of this progress in credit quality was a result of risk rating improvements, repayments or upgrades to performing status for a number of loan relationships. In addition, commercial real estate (CRE) and acquisition, development and construction (ADC) loan balances continue to decline.

“We increased our net interest margin in part by growing our non-interest bearing deposits through new customer acquisition and expansion of existing client relationships while reducing our higher-cost certificates of deposits,” remarked Ford. “With sluggish loan demand in our marketplace, we have continued to manage our balance sheet primarily by building our investment portfolio. We are structuring the portfolio to have the liquidity needed to respond when loan demand improves, while redeploying our investment portfolio into higher-yielding, high quality federal government agency and municipal securities to improve earnings.”

Ford closed by saying, “We are grateful for to the shareholders for their patience as we guide the Company through these trying economic times. While we still have much work to do, I appreciate the hard efforts of our employees over the recent years which have resulted in the improvements displayed in this quarter’s results.”

CREDIT QUALITY

At June 30, 2011, the Company had $207.0 million in adversely classified loans. This compares favorably to $249.5 million and $316.2 million at March 31, 2011 and June 30, 2010, respectively. Adversely classified loans have declined for four consecutive quarters and were down 17.0% from March 31, 2011 and 34.5% from June 30, 2010.

Included in adversely classified loans at June 30, 2011, were nonperforming loans of $92.5 million, or 10.5% of gross loans, compared to $109.8 million, or 11.9% of gross loans, at March 31, 2011, and $129.7 million, or 11.9% of gross loans, at June 30, 2010. Nonperforming loans have declined for four consecutive quarters and were down 15.8% from March 31, 2011 and 28.7% from June 30, 2010. Reductions in nonperforming loans occurred primarily in the construction, land and land development and commercial real estate loan categories. Of those loans currently designated as nonperforming, approximately $24.2 million, or 26.2% are current as to payment of principal and interest.

The Company monitors delinquencies, defined as loans on accruing status 30-89 days past due, as an indicator of future nonperforming assets. Total delinquencies were $2.8 million, or 0.32% of total loans, at June 30, 2011, down from $7.1 million, or 0.77%, at March 31, 2011, and a reduction from $10.7 million, or 0.98%, at June 30, 2010.

For the quarter ended June 30, 2011, total net loan charge-offs were $4.9 million compared to $8.5 million in the quarter ended March 31, 2011 and $5.0 million in the quarter ended June 30, 2010. The net charge-offs in the current period were concentrated in the construction and land development and non-owner occupied commercial real estate loan categories. The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter was down 39.4% from the previous quarter. The current quarter net loan charge-offs to average gross loans ratio was up 22.5% as compared to the same quarter in 2010, even though net loan charge offs in dollars were virtually the same. Average gross loans in the current period were 18.6% lower as compared to the same quarter in 2010.

The Company’s allowance for credit losses was $28.4 million, or 3.22% of gross loans, at June 30, 2011. This compares to an allowance for credit losses of $33.4 million, or 3.62% of total loans, at March 31, 2011 and $43.9 million, or 4.02% of gross loans, at June 30, 2010. At June 30, 2011, the allowance for credit losses was 30.7% of nonperforming loans, as compared to 30.4% at March 31, 2011 and 33.9% at June 30, 2010.

At June 30, 2011, other real estate owned (OREO) consisted of 90 properties totaling $27.6 million, compared to 93 properties totaling $29.8 million at March 31, 2011, and 54 properties totaling $15.1 million a year ago. OREO balances have declined for two consecutive quarters, down 7.3% from March 31, 2011, and 13.8% from the $32.0 million in OREO as of December 31, 2010. During the second quarter of 2011 the Company disposed of $1.6 million in OREO property. Write-downs of OREO during the second quarter 2011 comprised 15.9% of the balance at the beginning of the period. Additions to OREO in second quarter 2011 were primarily attributed to two separate relationships of $2.2 million and $1.2 million, which are commercial real estate and construction land development properties, respectively. The largest balances in the OREO portfolio at June 30, 2011, were attributable to land development projects and commercial real estate properties, all of which are located within regions we operate.

LOANS AND DEPOSITS

The Company’s total gross loans, net of deferred fees, totaled $880.9 million at June 30, 2011, down $40.2 million, or 4.4%, from March 31, 2011 and down $210.0 million, or 19.3% from June 30, 2010. This is a result of the Company’s decision to reduce its level of construction, land and development, commercial real estate and higher risk commercial and industrial loans. The reduction in these loan types comprised 90.7% and 86.0% of the reduction in gross loan balances during these comparative periods. The decline in gross loans during this quarter reflects $12.1 million in originations, $41.6 million in pay offs, $6.6 million in gross loan charge-offs and $4.1 million transferred to OREO.

Total deposits as of June 30, 2011 were $1.18 billion, a decrease of 4.5% or $56.0 million from March 31, 2011 and a decrease of $135.7 million from June 30, 2010. This decline was mainly due to a purposeful reduction by management of higher-cost time and public entity deposits balances and emphasis on the acquisition of non-interest bearing demand deposit relationships. In keeping with this strategy, non-interest bearing demand deposits grew 3.3%, or $8.4 million, during the second quarter of 2011 and 6.8%, or $16.6 million, since June 30, 2010. As such, the Company’s non-interest bearing and time deposits now comprise 22.2% and 41.6% of total deposits, respectively, as of June 30, 2011, as compared to 18.6% and 44.7% of total deposits, respectively, as of June 30, 2010. The Company had less than $1 million in brokered deposits as of June 30, 2011, all of which were reciprocal in nature.

NET INTEREST INCOME

Second quarter 2011 net interest income was $13.1 million, an increase of $0.9 million versus first quarter 2011 and a decrease of $1.7 million as compared to second quarter of 2010. Average earning assets decreased $38.3 million, or 2.9%, from first quarter 2011 and $151.6 million, or 10.7% from June 30, 2010. Higher yielding average gross loans, as a percentage of average interest earning assets, declined from 78.8% as of June 30, 2010 to 71.9% as of June 30, 2011. Correspondingly, lower yielding average fed funds sold and investment securities, as a percentage of average interest earning assets, increased to 28.1% as of June 30, 2011 from 21.1% as of June 30, 2010. In addition to these changes in the earning asset mix, average non-interest bearing deposits grew as a proportion of total deposits.

The second quarter 2011 net interest margin of 4.19% increased 36 basis points from first quarter 2011. This was due in part to higher yields from loans, which grew to 6.18%, an increase of 41 basis points. Approximately 28 basis points of the increase in loan yields was due to the collection during the quarter of $0.6 million in default interest from one borrower. This one-time event increased net interest margin by 20 basis points, from 3.99% to 4.19%, for the period. In addition, the redeployment during the current quarter of a portion of fed funds sold balances into higher yielding U.S. government agency and investment grade municipal obligations resulted in an increase in investment portfolio yields of 27 basis points to 2.00%. The changes in the deposit mix noted above resulted in a 7 basis point, or 6.3%, decrease in the cost of average interest-bearing liabilities.

The second quarter 2011 net interest margin of 4.19% decreased 4 basis points from second quarter 2010, including the collection of $0.6 million in default interest previously noted. This was due in part to the higher proportion of earning assets in loans during the second quarter 2010. The current period loan portfolio yield of 5.90%, after adjustment as explained above, was down from the second quarter 2010 loan yield of 5.99%, after an adjustment of $0.3 million in interest reversed due to loans being placed in nonaccrual status during that period. By comparison, only a nominal amount of interest was reversed in second quarter 2011. In addition, a higher proportion of the Company’s liquidity was retained in lower yielding fed funds sold balances during the second quarter of 2010, resulting in investment portfolio yields that were 27 basis points below those of second quarter 2011. Also, the cost of interest-bearing liabilities in second quarter 2010 was reduced by a $1.1 million accretion of a negative certificate of deposit purchase premium as a result of the purchase of two Wachovia Bank branches in July 2009. The negative deposit purchase premium was fully accreted as of June 30, 2010, which lowered the cost of interest-bearing deposits by 39 basis points during second quarter 2010. This, along with changes in the deposit mix noted above, resulted in no change in the cost of interest-bearing liabilities when comparing the two periods.

NON-INTEREST INCOME and EXPENSE

Total noninterest income of $2.9 million for the quarter ended June 30, 2011, declined $0.3 million, or 9.3%, from $3.2 million in the first quarter of 2011. This was primarily due to a $0.3 million decrease in gain on death benefit from bank-owned life insurance and declines in investment and mortgage brokerage fee income. This decrease was partially offset by an increase of $0.2 million in gain on sale of investment securities. Noninterest income for the current quarter increased $0.4 million, or 17.4%, from $2.5 million in second quarter 2010. This was primarily due to a $0.5 million increase in gain on sale of investment securities and investment and mortgage brokerage fee income. This increase was partially offset by a decrease of $0.1 million in deposit account service charge fee income. This is a result of the continued trend of banking customers incurring fewer non-sufficient funds (NSF) items, thus reducing fee income in this area.

Noninterest expense for the three months ended June 30, 2011, was $18.0 million, an increase of $2.2 million compared to $15.8 million in first quarter 2011. Salaries and employee benefits expense was virtually unchanged between the periods. Costs related to OREO and foreclosed assets increased, primarily reflecting a $2.7 million increase in impairment charges associated with these assets. The increase in noninterest expenses was partially offset by a $0.3 million decrease in FDIC insurance premiums associated with the recent change in assessment methodology. Noninterest expense for the current quarter increased $1.7 million compared to $16.4 million in second quarter 2010. Salaries and employee benefits expense increased $0.2 million between the periods. Costs related to OREO and foreclosed assets increased $2.0 million over second quarter 2010, primarily reflecting a $2.2 million increase in impairment charges associated with these assets. The increase in noninterest expenses was partially offset by a $0.4 million decrease in FDIC insurance premiums associated with the recent change in assessment methodology and a $0.2 million reduction in occupancy and equipment expense.

CAPITAL

PremierWest Bank has met the quantitative thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital and Tier 1 risk-based capital at June 30, 2011, with ratios of 12.65 percent and 11.38 percent, respectively. However, we continue to be subject to the terms of the Consent Order with the FDIC and have not yet reached the 10.00 percent leverage ratio required by the Consent Order. As such, we are not considered “Well-Capitalized” for all regulatory ratios.

				Regulatory	Regulatory
	June 30,	December 31,	June 30,	Minimum to be	Minimum to be
	2011	2010	2010	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	12.65%	12.59%	11.65%	8.00%	10.00%
Tier 1 risk-based capital ratio	11.38%	11.31%	10.37%	4.00%	6.00%
Leverage ratio	8.71%	8.85%	8.43%	4.00%	5.00%

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a bank holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into Klamath Falls and the Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels as planned or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about future profitability of the Company, net interest margin, regulatory compliance, loan demand, interest rate changes, loan upgrades, loan migration, the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS
AND LOSS PER COMMON SHARE DATA
	June 30,	June 30,			March 31,
For the Three Months Ended	2011	2010	Change	% Change	2011	Change	% Change

Interest income	$15,697	$17,662	$(1,965)	-11.1%	$15,032	$665	4.4%
Interest expense	2,571	2,828	(257)	-9.1%	2,831	(260)	-9.2%
Net interest income	13,126	14,834	(1,708)	-11.5%	12,201	925	7.6%
Loan loss provision	—	2,350	(2,350)	-100.0%	6,300	(6,300)	-100.0%
Non-interest income	2,865	2,440	425	17.4%	3,159	(294)	-9.3%
Non-interest expense	18,044	16,351	1,693	10.4%	15,798	2,246	14.2%
Pre-tax loss	(2,053)	(1,427)	(626)	-43.9%	(6,738)	4,685	69.5%
Provision for income taxes	5	—	5	nm	16	(11)	-68.8%
Net loss	$(2,058)	$(1,427)	$(631)	-44.2%	$(6,754)	$4,696	69.5%
Less preferred dividend and discount accretion	613	636	(23)	-3.6%	656	(43)	-6.6%
Net loss applicable to common shareholders	$(2,671)	$(2,063)	$(608)	-29.5%	$(7,410)	$4,739	64.0%

Basic loss per common share (1)	$(0.27)	$(0.21)	$(0.06)	-28.6%	$(0.74)	$0.47	63.5%
Diluted loss per common share (1)	$(0.27)	$(0.21)	$(0.06)	-28.6%	$(0.74)	$0.47	63.5%

Average common shares outstanding--basic (1)	10,034,516	9,879,654	154,862	1.6%	10,034,642	(126)	0.0%
Average common shares outstanding--diluted (1)	10,034,516	9,879,654	154,862	1.6%	10,034,642	(126)	0.0%

	June 30,	June 30,
For the Six Months Ended	2011	2010	Change	% Change

Interest income	$30,729	$35,849	$(5,120)	-14.3%
Interest expense	5,402	6,179	(777)	-12.6%
Net interest income	25,327	29,670	(4,343)	-14.6%
Loan loss provision	6,300	8,450	(2,150)	-25.4%
Non-interest income	6,024	5,148	876	17.0%
Non-interest expense	33,842	30,486	3,356	11.0%
Pre-tax loss	(8,791)	(4,118)	(4,673)	-113.5%
Provision for income taxes	21	—	21	nm
Net loss	$(8,812)	$(4,118)	$(4,694)	-114.0%
Less preferred dividend and discount accretion	1,269	1,247	22	1.8%
Net loss applicable to common shareholders	$(10,081)	$(5,365)	$(4,716)	-87.9%

Basic loss per common share (1)	$(1.00)	$(0.82)	$(0.18)	-22.0%
Diluted loss per common share (1)	$(1.00)	$(0.82)	$(0.18)	-22.0%

Average common shares outstanding--basic (1)	10,034,681	6,572,798	3,461,883	52.7%
Average common shares outstanding--diluted (1)	10,034,681	6,572,798	3,461,883	52.7%

(1) As of June 30, 2011, March 31, 2011, and June 30, 2010, 1,090,385 common shares related to the potential exercise of the warrant issued to the U.S. Treasury, pursuant to the  Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

nm = not meaningful

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
SELECTED FINANCIAL RATIOS
(annualized) (unaudited)

For the Three Months ended	June 30, 2011	June 30, 2010	Change	March 31, 2011	Change

Yield on average gross loans (1)	6.18%	5.91%	0.27	5.77%	0.41
Yield on average investments (1)	2.00%	1.78%	0.22	1.73%	0.27
Total yield on average earning assets (1)	5.01%	5.04%	(0.03)	4.71%	0.30
Cost of average interest bearing deposits	1.02%	0.95%	0.07	1.08%	(0.06)
Cost of average borrowings	1.73%	4.06%	(2.33)	2.13%	(0.40)
Cost of average total deposits and borrowings	0.83%	0.85%	(0.02)	0.89%	(0.06)
Cost of average interest bearing liabilities	1.04%	1.04%	0.00	1.11%	(0.07)
Net interest spread	3.97%	4.00%	(0.03)	3.60%	0.37
Net interest margin (1)	4.19%	4.23%	(0.04)	3.83%	0.36

Net charge-offs to average gross loans	2.18%	1.78%	0.40	3.60%	(1.42)
Allowance for loan losses to gross loans	3.22%	4.02%	(0.80)	3.62%	(0.40)
Allowance for loan losses to non-performing loans	30.74%	33.86%	(3.12)	30.38%	0.36
Loans 30-89 days past due and still accruing as a percent of gross loans	0.32%	0.98%	(0.66)	0.77%	(0.45)
Non-performing loans to gross loans	10.48%	11.88%	(1.40)	11.90%	(1.42)
Non-performing assets to total assets	9.08%	9.91%	(0.83)	10.17%	(1.09)

Return on average common equity	-21.35%	-13.59%	(7.76)	-52.87%	31.52
Return on average assets	-0.79%	-0.55%	(0.24)	-2.15%	1.36

Efficiency ratio (2)	112.84%	94.66%	18.18	102.80%	10.04

For the Six Months ended	June 30, 2011	June 30, 2010	Change

Yield on average gross loans (1)	5.97%	5.96%	0.01
Yield on average investments (1)	1.87%	1.89%	(0.02)
Total yield on average earning assets (1)	4.86%	5.13%	(0.27)
Cost of average interest bearing deposits	1.05%	0.99%	0.06
Cost of average borrowings	1.92%	5.02%	(3.10)
Cost of average total deposits and borrowings	0.86%	0.90%	(0.04)
Cost of average interest bearing liabilities	1.08%	1.07%	0.01
Net interest spread	3.78%	4.06%	(0.28)
Net interest margin (1)	4.01%	4.25%	(0.24)

Net charge-offs to average gross loans	2.91%	1.87%	1.04
Allowance for loan losses to gross loans	3.22%	4.02%	(0.80)
Allowance for loan losses to non-performing loans	30.74%	33.86%	(3.12)
Non-performing loans to gross loans	10.48%	11.88%	(1.40)
Non-performing assets to total assets	9.08%	9.91%	(0.83)

Return on average common equity	-38.01%	-22.34%	(15.67)
Return on average assets	-1.48%	-0.72%	(0.76)

Efficiency ratio (2)	107.95%	87.56%	20.39

(1)  Tax equivalent

(2)  Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)
Reconciliation of Non-GAAP Measure:
Tax Equivalent Net Loss Applicable to Common Shareholders
(Dollars in 000's)
For the three months ended	June 30, 2011	June 30, 2010

Net interest income	$13,126	$14,834
Tax equivalent adjustment for municipal loan interest	45	47
Tax equivalent adjustment for municipal bond interest	17	34
Tax equivalent net interest income	13,188	14,915
Provision for loan losses	—	2,350
Noninterest income	2,865	2,440
Noninterest expense	18,044	16,351
Provision for income taxes	5	—
Tax equivalent net loss	(1,996)	(1,346)
Preferred stock dividends and discount accretion	613	636
Tax equivalent net loss applicable to common shareholders	$(2,609)	$(1,982)

For the six months ended	June 30, 2011	June 30, 2010

Net interest income	$25,327	$29,670
Tax equivalent adjustment for municipal loan interest	89	95
Tax equivalent adjustment for municipal bond interest	47	68
Tax equivalent net interest income	25,463	29,833
Provision for loan losses	6,300	8,450
Noninterest income	6,024	5,148
Noninterest expense	33,842	30,486
Provision for income taxes	21	—
Tax equivalent net loss	(8,676)	(3,955)
Preferred stock dividends and discount accretion	1,269	1,247
Tax equivalent net loss applicable to common shareholders	$(9,945)	$(5,202)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.

Management believes that presentation of this non-GAAP financial measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have limitations as analytical tools should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

BALANCE SHEET

	June 30,	June 30,			March 31,
	2011	2010	Change	% Change	2011	Change	% Change
Fed funds sold and investments	$333,784	$281,745	$52,039	18.5%	$352,040	$(18,256)	-5.2%
Gross loans, net of deferred fees	880,853	1,090,883	(210,030)	-19.3%	921,018	(40,165)	-4.4%
Allowance for loan losses	(28,433)	(43,917)	15,484	-35.3%	(33,366)	4,933	-14.8%
Net loans	852,420	1,046,966	(194,546)	-18.6%	887,652	(35,232)	-4.0%
Other assets	135,835	132,182	3,653	2.8%	133,034	2,801	2.1%
Total assets	$1,322,039	$1,460,893	$(138,854)	-9.5%	$1,372,726	$(50,687)	-3.7%

Non-interest-bearing deposits	$260,940	$244,315	$16,625	6.8%	$252,562	$8,378	3.3%
Interest-bearing deposits	916,899	1,069,186	(152,287)	-14.2%	981,319	(64,420)	-6.6%
Total deposits	1,177,839	1,313,501	(135,662)	-10.3%	1,233,881	(56,042)	-4.5%
Borrowings	37,833	30,953	6,880	22.2%	32,842	4,991	15.2%
Other liabilities	17,962	15,279	2,683	17.6%	17,461	501	2.9%
Stockholders' equity	88,405	101,160	(12,755)	-12.6%	88,542	(137)	-0.2%
Total liabilities and stockholders' equity	$1,322,039	$1,460,893	$(138,854)	-9.5%	$1,372,726	$(50,687)	-3.7%

Period end common shares outstanding	10,034,491	10,034,830	(339)	0.0%	10,034,491	—	0.0%
Book value per common share (1)	$4.81	$6.12	$(1.31)	-21.4%	$4.83	$(0.02)	-0.4%
Tangible book value per common share (2)	$4.59	$5.82	$(1.23)	-21.1%	$4.60	$(0.01)	-0.2%

Adversely classified loans
Rated substandard or worse	$114,565	$186,472	$(71,907)	-38.6%	$139,638	$(25,073)	-18.0%
Impaired	92,505	129,703	(37,198)	-28.7%	109,844	(17,339)	-15.8%
Total adversely classified loans (3)	$207,070	$316,175	$(109,105)	-34.5%	$249,482	$(42,412)	-17.0%

Loans 30-89 days past due and still accruing	$2,781	$10,669	$(7,888)	-73.9%	$7,127	$(4,346)	-61.0%

Non-performing assets:
Loans on nonaccrual status	$92,266	$129,458	$(37,192)	-28.7%	$109,753	$(17,487)	-15.9%
90-days past due and accruing	239	245	(6)	-2.4%	91	148	162.6%
Total non-performing loans	92,505	129,703	(37,198)	-28.7%	109,844	(17,339)	-15.8%
Other real estate owned and foreclosed assets	27,579	15,084	12,495	82.8%	29,757	(2,178)	-7.3%
Total non-performing assets	$120,084	$144,787	$(24,703)	-17.1%	$139,601	$(19,517)	-14.0%

Troubled debt restructurings:
On accrual status	$1,827	$—	$1,827	nm	$223	$1,604	719.3%
On nonaccrual status	43,375	10,033	33,342	332.3%	47,462	(4,087)	-8.6%
Total troubled-debt restructurings	$45,202	$10,033	$35,169	350.5%	$47,685	$(2,483)	-5.2%

(1) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.

(2) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less core deposit intangibles divided by the period ending number of common shares outstanding.

(3) Includes non-performing loans shown in total below.

nm = not meaningful

QUARTERLY ACTIVITY

	June 30,	June 30,			March 31,
	2011	2010	Change	% Change	2011	Change	% Change
Allowance for loan losses:
Balance beginning of period	$33,366	$46,518	$(13,152)	-28.3%	$35,582	$(2,216)	-6.2%
Provision for loan losses	—	2,350	(2,350)	-100.0%	6,300	(6,300)	-100.0%
Net (charge-offs) recoveries	(4,933)	(4,951)	(18)	0.4%	(8,516)	(3,583)	42.1%
Balance end of period	$28,433	$43,917	$(15,484)	-35.3%	$33,366	$(4,933)	-14.8%

Nonperforming loans:
Balance beginning of period	$109,844	$104,372	$5,472	5.2%	$129,616	$(19,772)	-15.3%
Transfers from performing loans	4,760	38,895	(34,135)	-87.8%	2,723	(2,037)	74.8%
Loans returned to performing status	(4,428)	(235)	(4,193)	-1784.3%	—	4,428	nm
Transfers to OREO	(4,122)	(2,733)	(1,389)	-50.8%	(4,251)	(129)	3.0%
Principal reduction from payment	(6,933)	(2,031)	(4,902)	-241.4%	(5,694)	1,239	-21.8%
Principal reduction from charge-off	(6,616)	(8,565)	1,949	22.8%	(12,550)	(5,934)	47.3%
Total nonperforming loans	$92,505	$129,703	$(37,198)	-28.7%	$109,844	$(17,339)	-15.8%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$29,757	$21,517	$8,240	38.3%	$32,009	$(2,252)	-7.0%
Transfers from outstanding loans	4,122	2,733	1,389	50.8%	4,251	(129)	-3.0%
Improvements and other additions	—	75	(75)	-100.0%	10	(10)	-100.0%
Sales	(1,566)	(6,692)	(5,126)	-76.6%	(4,437)	(2,871)	-64.7%
Impairment charges	(4,734)	(2,549)	2,185	-85.7%	(2,076)	2,658	-128.0%
Total OREO and foreclosed assets, end of period	$27,579	$15,084	$12,495	82.8%	$29,757	$(2,178)	-7.3%

QUARTERLY AVERAGES

	June 30,	June 30,			March 31,
	2011	2010	Change	% Change	2011	Change	% Change

Average fed funds sold and investments	$353,971	$298,640	$55,331	18.5%	$338,927	$15,044	4.4%
Average gross loans	$907,056	$1,114,045	$(206,989)	-18.6%	$960,326	$(53,270)	-5.5%
Average mortgages held for sale	$603	$509	$94	18.5%	$722	$(119)	-16.5%
Average interest earning assets	$1,261,630	$1,413,194	$(151,564)	-10.7%	$1,299,975	$(38,345)	-2.9%
Average total assets	$1,357,844	$1,495,966	$(138,122)	-9.2%	$1,397,755	$(39,911)	-2.9%
Average non-interest-bearing deposits	$259,668	$250,566	$9,102	3.6%	$253,926	$5,742	2.3%
Average interest-bearing deposits	$953,536	$1,098,089	$(144,553)	-13.2%	$997,633	$(44,097)	-4.4%
Average total deposits	$1,213,204	$1,348,655	$(135,451)	-10.0%	$1,251,559	$(38,355)	-3.1%
Average total borrowings	$36,443	$30,953	$5,490	17.7%	$31,766	$4,677	14.7%
Average stockholders' equity	$90,269	$100,585	$(10,316)	-10.3%	$96,836	$(6,567)	-6.8%
Average common equity	$50,173	$60,873	$(10,700)	-17.6%	$56,836	$(6,663)	-11.7%

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

YEAR-TO-DATE ACTIVITY

	June 30,	June 30,
	2011	2010	Change	% Change
Allowance for loan losses:
Balance beginning of period	$35,582	$45,903	$(10,321)	-22.5%
Provision for loan losses	6,300	8,450	(2,150)	-25.4%
Net (charge-offs) recoveries	(13,449)	(10,436)	3,013	-28.9%
Balance end of period	$28,433	$43,917	$(15,484)	-35.3%

Nonperforming loans:
Balance beginning of period	$129,616	$103,917	$25,699	24.7%
Transfers from performing loans	7,483	63,110	(55,627)	-88.1%
Loans returned to performing status	(4,428)	(8,276)	3,848	46.5%
Transfers to OREO	(8,372)	(5,109)	(3,263)	-63.9%
Principal reduction from payment	(12,627)	(8,973)	(3,654)	-40.7%
Principal reduction from charge-off	(19,167)	(14,966)	(4,201)	-28.1%
Total nonperforming loans	$92,505	$129,703	$(37,198)	-28.7%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$32,009	$24,748	$7,261	29.3%
Transfers from outstanding loans	8,372	5,109	3,263	63.9%
Improvements and other additions	10	324	(314)	-96.9%
Sales	(6,002)	(12,002)	(6,000)	-50.0%
Impairment charges	(6,810)	(3,095)	3,715	-120.0%
Total OREO and foreclosed assets, end of period	$27,579	$15,084	$12,495	82.8%

YEAR-TO-DATE AVERAGES

	June 30,	June 30,
	2011	2010	Change	% Change

Average fed funds sold and investments	$346,490	$288,467	$58,023	20.1%
Average gross loans	$933,544	$1,125,985	$(192,441)	-17.1%
Average mortgages held for sale	$662	$606	$56	9.2%
Average interest earning assets	$1,280,696	$1,415,058	$(134,362)	-9.5%
Average total assets	$1,377,689	$1,502,622	$(124,933)	-8.3%
Average non-interest-bearing deposits	$256,813	$252,097	$4,716	1.9%
Average interest-bearing deposits	$975,463	$1,116,848	$(141,385)	-12.7%
Average total deposits	$1,232,276	$1,368,945	$(136,669)	-10.0%
Average total borrowings	$34,117	$30,954	$3,163	10.2%
Average stockholders' equity	$93,534	$88,091	$5,443	6.2%
Average common equity	$53,486	$48,427	$5,059	10.4%

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)
Loans by category

(Dollars in 000's)	June 30, 2011	March 31, 201	December 31, 2011	June 30, 2010
Construction, Land Dev & Other Land	$52,153	$55,533	$62,666	$109,930
Commercial & Industrial	98,086	109,836	119,077	149,418
Commercial Real Estate Loans	585,340	606,616	626,387	656,235
Secured Multifamily Residential	22,791	23,156	24,227	24,933
Other Commercial Loans Secured by RE	50,641	55,518	59,284	61,322
Loans to Individuals, Family & Personal Expense	12,203	12,240	12,472	13,309
Consumer/Finance	35,561	36,244	36,859	37,573
Other Loans	25,525	23,359	37,255	38,984
Overdrafts	353	309	319	156
Gross loans	882,653	922,811	978,546	1,091,860
Less: allowance for loan losses	(28,433)	(33,366)	(35,582)	(43,917)
Less: deferred fees and restructed loan concessions	(1,800)	(1,793)	(1,751)	(977)

Loans, net	$852,420	$887,652	$941,213	$1,046,966

Nonperforming loans by category

(Dollars in 000's)	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010

Construction, Land Dev & Other Land	$20,015	$24,207	$32,584	$41,996
Commercial & Industrial	1,107	2,026	2,709	3,020
Commercial Real Estate Loans	64,256	72,287	80,604	77,828
Secured Multifamily Residential	144	—	307	313
Other Commercial Loans Secured by RE	4,337	8,673	10,725	6,190
Loans to Individuals, Family & Personal Expense	20	23	26	—
Consumer/Finance	139	91	123	59
Other Loans	2,487	2,537	2,538	297
Total non-performing loans	$92,505	$109,844	$129,616	$129,703

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)

(Dollars in 000's)

For the three months ended
Non-interest income	June 30, 2011	June 30, 2010	Change	% Change	March 31, 2011	Change	% Change
Service charges on deposit accounts	$921	$1,060	$(139)	-13.1%	$955	$(34)	-3.6%
Other commissions and fees	671	727	(56)	-7.7%	645	26	4.0%
Investment brokerage and annuity fees	426	359	67	18.7%	500	(74)	-14.8%
Mortgage banking fees	84	50	34	68.0%	125	(41)	-32.8%
Other non-interest income:
Gains on sales of securities	596	52	544	1046.2%	406	190	46.8%
Other income	7	8	(1)	-12.5%	324	(317)	-97.8%
Increase in value of BOLI	135	142	(7)	-4.9%	122	13	10.7%
Other non-interest income	25	42	(17)	-40.5%	82	(57)	-69.5%
Total non-interest income	$2,865	$2,440	$425	17.4%	$3,159	$(294)	-9.3%

Non-interest expense
Salaries and employee benefits	$7,113	$6,942	$171	2.5%	$7,026	$87	1.2%
Net cost of OREO and foreclosed assets	4,406	2,373	2,033	85.7%	2,124	2,282	107.4%
Net occupancy and equipment	1,845	2,021	(176)	-8.7%	1,878	(33)	-1.8%
FDIC and state assessments	798	1,152	(354)	-30.7%	1,123	(325)	-28.9%
Professional fees	757	589	168	28.5%	876	(119)	-13.6%
Communications	480	498	(18)	-3.6%	475	5	1.1%
Advertising	207	222	(15)	-6.8%	245	(38)	-15.5%
Other non-interest expense:
Bank insurance	175	224	(49)	-21.9%	226	(51)	-22.6%
Third-party loan costs	431	392	39	9.9%	296	135	45.6%
Problem loan expense	102	108	(6)	-5.6%	88	14	15.9%
Director fees	100	101	(1)	-1.0%	101	(1)	-1.0%
Internet costs	114	74	40	54.1%	112	2	1.8%
ATM debit card costs	187	152	35	23.0%	119	68	57.1%
Business development	90	104	(14)	-13.5%	84	6	7.1%
Amortization	116	240	(124)	-51.7%	151	(35)	-23.2%
Supplies	117	157	(40)	-25.5%	149	(32)	-21.5%
Other non-interest expense	1,006	1,002	4	0.4%	725	281	38.8%
Total non-interest expense	$18,044	$16,351	$1,693	10.4%	$15,798	$2,246	14.2%

For the six months ended
Non-interest income	June 30, 2011	June 30, 2010	Change	% Change
Service charges on deposit accounts	$1,876	$2,095	$(219)	-10.5%
Other commissions and fees	1,316	1,440	(124)	-8.6%
Investment brokerage and annuity fees	926	707	219	31.0%
Mortgage banking fees	209	181	28	15.5%
Other non-interest income:
Gains on sales of securities	1,002	330	672	203.6%
Other income	331	11	320	2909.1%
Increase in value of BOLI	257	270	(13)	-4.8%
Other non-interest income	107	114	(7)	-6.1%
Total non-interest income	$6,024	$5,148	$876	17.0%

Non-interest expense
Salaries and employee benefits	$14,139	$13,962	$177	1.3%
Net cost of OREO and foreclosed assets	6,530	2,965	3,565	120.2%
Net occupancy and equipment	3,723	3,925	(202)	-5.1%
FDIC and state assessments	1,921	2,364	(443)	-18.7%
Professional fees	1,633	1,330	303	22.8%
Communications	955	1,019	(64)	-6.3%
Advertising	452	396	56	14.1%
Other non-interest expense:
Bank insurance	401	384	17	4.4%
Third-party loan costs	727	684	43	6.3%
Problem loan expense	190	232	(42)	-18.1%
Director fees	201	201	—	0.0%
Internet costs	226	180	46	25.6%
ATM debit card costs	306	282	24	8.5%
Business development	174	204	(30)	-14.7%
Amortization	267	479	(212)	-44.3%
Supplies	266	314	(48)	-15.3%
Other non-interest expense	1,731	1,565	166	10.6%
Total non-interest expense	$33,842	$30,486	$3,356	11.0%